UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 29, 2005

Wyndham International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-9320	94-2878485
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS employer identification no.)

1950 Stemmons Freeway, Suite 6001

Dallas, Texas 75207

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code:

(214) 863-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01    REGULATION FD DISCLOSURE

Wyndham International, Inc. (the “Company”) intends to meet with lenders regarding an $895 million secured credit facility in order to refinance the Company’s outstanding senior bank debt and certain mortgage facilities. The $895 million secured credit facility consists of the following:

•	$175 million 1st Lien Revolving Credit Facility

•	$50 million 1st Lien Institutional Letter of Credit Facility

•	$530 million 1st Lien Term Loan B

•	$140 million 2nd Lien Term Loan C

The Company is also raising new facilities in the CMBS market of approximately $944 million (together with the $895 million secured credit facilities, the “Refinancing”). Through the Refinancing, the Company will have availability to $100 million in pre-funded capital expenditures.

The Company is projecting pro forma twelve months ended March 31, 2005 financial data based on unaudited results for the three months ended March 31, 2005 plus actual results for 2004 for the 33 assets remaining (assuming assets sold in 2004 and 2005 were completed as of April 1, 2004, including the 23 asset portfolio sold on March 24, 2005, Marriott Atlanta which is expected close by June 24, 2005 and the Wyndham Toledo which is awaiting consents to close.) These projections are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. We cannot assure you that these projections will be achieved or accomplished. We assume no duty to update these projections. The Company will distribute the following information to public participants in the syndicate and is therefore furnishing the information under this Item 7.01:

Projected Financial Data

Pro Forma Twelve Months Ended March 31, 2005 (1)

(Dollars in Millions)

(Unaudited)

Owned and leased hotels	33

Revenues:
Hotel revenues	$865.8
Management fee and service fee income	19.0
Interest and other income	4.0

Total revenues	888.8
Expenses:
Hotel expenses	642.6
Selling, general and administrative	44.3
Interest expense (2)	114.1
Depreciation and amortization	104.2
Provision for income taxes	20.9
Other (3)	11.2

Total expenses	937.3

Net loss	$(48.5)

Adjusted EBITDA (4)	$195.3

Capital expenditures	$79.9

Cash interest (2)	$108.7

Total debt (5)	$1,791.4
Pre-funded capital	(100.0)

Total net debt	$1,691.4

Liquidity (6)	$270.0

(1)	Pro forma results represent the results of the Company as if all assets sold and held for sale (excluding Park Plaza New Orleans) were sold as of the beginning of the period presented. Pro forma results also exclude the results of the Wyndham Anatole hotel. In addition, the pro forma results assume the Refinancing was completed as of April 1, 2004.
(2)	Interest is calculated on a pro forma basis using the applicable interest rates on each tranche of debt as outlined in the Refinancing documents.
(3)	Other represents expenses related to hurricane related expenditures, property conversion costs, income from unconsolidated joint ventures, allocation to minority interest partners and amortization of restricted stock grants.
(4)	EBITDA is a non-GAAP financial measure and is generally defined as net income (loss) before deductions for (1) depreciation and amortization, (2) interest expense and (3) income taxes. We rely on EBITDA as the primary measure to review and assess the operating performance of our Company and our management team. In addition, we have included information concerning EBITDA because it is a measure commonly used in our industry by investors to compare our performance to that of other companies. EBITDA as presented is calculated using the proposed credit facility definition of EBITDA. This definition of EBITDA disallows income from unconsolidated joint ventures and limits the adjustments for certain one-time, non-recurring items which differs from the Company’s calculation of reported EBITDA.
(5)	Total debt is presented on a pro forma basis as if the Refinancing has been completed.
(6)	Liquidity represents revolver availability under the new credit facility, plus cash in overnight investment accounts plus other unrestricted cash. The March 31, 2005 liquidity also includes $100 million of cash on the balance sheet to be used for pre-funded capital expenditures.

In addition, for the full year 2004, the 33 remaining owned and leased assets (after the completion of all asset sales including assets held for sale) generated $216.5 million of property EBITDA representing over 90% of total property EBITDA before selling, general and administrative expenses. The properties also produced a $106.38 RevPAR for the same period.

On a pro forma basis, the 36 managed properties, 70 franchised properties, eight strategic alliance properties and the Wyndham Vacation Club would have generated $19.4 million in revenues.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WYNDHAM INTERNATIONAL, INC.

By:	/S/ TIMOTHY L. FIELDING
Timothy L. Fielding, Executive Vice President and Chief Accounting Officer

Date:    March 29, 2005